THIRD AMENDMENT TO

DISTRIBUTION AGREEMENT

This third amendment (this “Amendment”) to the distribution agreement dated as of September 30, 2021, as novated (the “Agreement”), is made by Forum Funds II (the “Client”) and Foreside Fund Services, LLC (“Foreside” and, together with the Client, the “Parties”), with an effective date of November 30, 2023.

WHEREAS, Foreside and the Client desire to amend Exhibit A of the Agreement to reflect an updated list of Funds; and,

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by all Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto to reflect the removal of SafeGuard Core One Fund.

3.	Except as expressly amended hereby, all the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

FORUM FUNDS II		FORESIDE FUND SERVICES, LLC

By:	/s/ Zachary Tackett	By:	/s/ Teresa Cowan
	Zachary Tackett, President		Teresa Cowan, President
Date:	November 22, 2023	Date:	November 22, 2023

DISTRIBUTION AGREEMENT

APPENDIX A

Effective as of November 30, 2023

FUNDS

ABR 75/25 Volatility Fund

ABR Dynamic Blend Equity & Volatility Fund

ABR 50/50 Volatility Fund

Acuitas US Microcap Fund

Baywood ValuePlus Fund

Baywood SociallyResponsible Fund

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